Exhibit 10.1

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of this 31st day of January, 2008 (the “Effective Date”), by and among TICC CAPITAL CORP., a Maryland corporation (f/k/a/ Technology Investment Capital Corp.) (the “Borrower”), the Lenders (as defined in the Credit Agreement defined below) and ROYAL BANK OF CANADA, as agent (in such capacity, the “Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Agent are all parties to that certain Amended and Restated Credit Agreement dated as of April 11, 2006, as amended by First Amendment to Amended and Restated Credit Agreement dated May 7, 2007 and as amended by Second Amendment to Amended and Restated Credit Agreement dated June 28, 2007 (as may be further amended, modified, supplemented or restated, the “Credit Agreement”); and

WHEREAS, the Borrower has requested, and the Lenders and the Agent have agreed, subject to the terms hereof, to amend the Credit Agreement as otherwise more fully set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that all capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement, and further agree as follows:

1. Amendments

(a) Article 1 of the Credit Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:

“Adjusted Market Value” means as of any date for any Transaction Asset, the Market Value determined without regard to the proviso contained in the definition thereof.

“Adjusted Total Transaction Assets” means, at any time of determination, the sum of (a) the aggregate Adjusted Market Value of all Transaction Assets plus (b) the aggregate Adjusted Market Value of subordinated debt and any other debt investments (excluding for all purposes the Falcon Communications, Inc. and Genu Tec Business Solutions, Inc. Transaction Assets).

“Charged-off Ratio” means, with respect to any calendar month, the percentage equivalent of a fraction, calculated as of the last day of such calendar month, (a) the numerator of which is equal to the excess of (i) the aggregate Adjusted Total Transaction Assets that became Charged-Off Transaction Assets during such month over (ii) the aggregate amount of recoveries received during such month with respect to the Adjusted Total Transaction Assets that became Charged-Off Transaction Assets and (b) the denominator of which is equal to the decimal equivalent of a fraction (i) the numerator of which is equal to the sum of (A) the Adjusted Total Transaction Assets as of the first day of such calendar month plus (B) the Adjusted Total Transaction Assets as of the last day of such calendar month and (ii) the denominator of which is 2.

“Charged-Off Transaction Asset” means a Total Transaction Asset:

(i) that is more than ninety (90) days past due with respect to any interest or principal payment,

(ii) for which the Transaction Obligor has filed for bankruptcy protection, is insolvent or is generally unable to meet its financial obligations;

(iii) for which the Transaction Obligor has suffered any other change which has a Material Adverse Effect on its viability as an ongoing concern,

(iv) which has been placed on non-accrual, or

(v) that has been sold for less than its outstanding loan balance upon foreclosure or upon exercise of remedies, provided that only the portion of the loan not recovered in such sale will be deemed “Charged-Off” for purposes of this clause.

“Default Ratio” means, with respect to any calendar month, the percentage equivalent of a fraction, calculated as of the last day of such calendar month, (a) the numerator of which is equal to the aggregate Adjusted Market Value of all Defaulted Transaction Assets for such month and (b) the denominator of which is equal to the decimal equivalent of a fraction (i) the numerator of which is equal to the sum of (A) the Adjusted Total Transaction Assets as of the first day of such calendar month plus (B) the Adjusted Total Transaction Assets as of the last day of such calendar month and (ii) the denominator of which is 2.

“Defaulted Transaction Asset” means any Total Transaction Asset (other than a Charged-Off Transaction Asset) that is more than sixty (60) days past due with respect to any interest or principal payment.

“Risk Rating” means the credit grading system to monitor the quality of the Borrower’s debt investment portfolio as set forth below, as may be amended from time to time by the Borrower in its sole discretion, upon five (5) days notice to the Agent:

Rating	Summary Description
1	Trending ahead of expectations

2	Full return of principal and interest is expected

3	Requires closer monitoring, but full repayment of principal and interest is expected

4	Some reductions of interest income is expected, but no loss of principal is expected

5	Some loss of principal is expected

“Rolling Three-Month Charged-Off Ratio” means, as of the last day of any calendar month, the percentage equivalent of a fraction (a) the numerator of which is equal to the sum of the Charged-Off Ratio for such month and for each of the two preceding months (or such lesser number of Charged-Off Ratios as are available) and (b) the denominator of which is equal to 3 (or the corresponding number of Charged-Off Ratios available if less than 3).

“Rolling Three-Month Default Ratio” means, as of the last day of any calendar month, the percentage equivalent of a fraction (a) the numerator of which is equal to the sum of the Default Ratio for such month and for each of the two preceding months (or such lesser number of Default Ratios as are available) and (b) the denominator of which is equal to 3 (or the corresponding number of Default Ratios available if less than 3).

“Third Amendment Effective Date” means January 31, 2008.

“Tangible Net Worth” means the value of total assets of the Borrower (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from Affiliates, officers, directors, employees, shareholders, members or managers) less Total Liabilities, including but not limited to accrued and deferred income taxes.

“Total Liabilities” means the sum of current liabilities of the Borrower plus long term liabilities.

“Total Transaction Assets” means, at any time of determination, the sum of (a) the aggregate Market Value of all Transaction Assets plus (b) the aggregate Market Value of subordinated debt and any other debt investments (excluding for all purposes the Falcon Communications, Inc. and Genu Tec Business Solutions, Inc. Transaction Assets).

(b) Article 1 of the Credit Agreement is hereby amended by deleting the definitions of “Market Value”, “Maturity Date”, and “Termination Date” in their entirety and substituting in lieu thereof the following:

“Market Value” means:

(a) with respect to any Transaction Asset that does not constitute a Bank Loan, (i) until the date as of which a valuation is provided with respect to such Transaction Asset pursuant to a Quarterly Valuation Report, 100% of the outstanding principal balance of such Transaction Asset, and (ii) from and after such date, the amount designated as the “Market Value” for such Transaction Asset pursuant to the most recent Quarterly Valuation Report (without giving effect to any warrants or equity issued in connection with any Transaction Asset),

(b) with respect to any Transaction Asset that constitutes a Bank Loan, the market value of such Bank Loan as determined by an Approved Dealer, selected by the Borrower pursuant to Section 8.3, to the extent such Approved Dealer either (i) serves as the administrative agent with respect to such Bank Loan, or (ii) is approved by the Agent in its reasonable determination. Any such determination by an Approved Dealer shall be marked at the lower of the purchase price, bid or par.

; provided, however, that the value attributed to a particular Transaction Asset will be deemed zero upon the occurrence and continuance of one of the following events with respect thereto:

(x) there shall have occurred and be continuing with respect to any such Transaction Asset a payment default which has remained uncured for more than 60 days with respect to any interest or principal payments, or

(y) with respect to subsections (a) and (b) above, ten (10) Business Days after any Transaction Asset receives a Risk Rating of a 4 or 5.

“Maturity Date” means, with respect to each Loan, the date one year after the date on which the initial advance of the Loan was made; provided that in no event shall the Maturity Date extend beyond the Termination Date; provided further that the Maturity Date with respect to any existing Loan for which the initial advance was made prior to the Third Amendment Effective Date shall be the Termination Date.

“Termination Date” means January 29, 2009.

(c) Article II of the Credit Agreement is hereby amended by adding the following new Section 2.10 at the end of such Article:

“Section 2.10 Amendment Fee.

Borrower shall pay to Agent for the account of each Lender in accordance with its Commitment Percentage, an amendment fee for the Third Amendment equal to 0.25% calculated on the Commitment. The amendment fee shall accrue at all times from the Third Amendment Effective Date to the Termination Date, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with March 31, 2008, and on the

Termination Date and the Maturity Date. The amendment fee shall be calculated quarterly in arrears (based upon the average daily Commitment during such month).”

(d) “Section 9.1 Portfolio Covenants.

The Borrower shall not permit:

(a) the ratio of the aggregate Market Value of all Secured Transaction Assets to the aggregate Market Value of all Transaction Assets to fall below 75%;

(b) the weighted average maturity of all Transaction Assets to exceed five years;

(c) the weighted average coupon rate with respect to all Transaction Assets to be less than a rate equal to the sum of 4% plus the Five Year Treasury Rate;

(d) the outstanding principal amount of all Loans to exceed the Borrowing Base Amount;

(e) commencing March 31, 2008 and for each calendar quarter thereafter, its Tangible Net Worth to be less than the sum of (i) 85% of the Tangible Net Worth set forth in the audited statements for the fiscal year ended December 31, 2007 delivered pursuant to Section 8.2 plus (ii) an amount equal to 50% of the net cash proceeds from any equity issuance after December 31, 2007;

(f) commencing March 31, 2008 and on the last day of each month thereafter, the Rolling Three-Month Default Ratio to exceed 8.0%; or

(g) commencing March 31, 2008 and on the last day of each month thereafter, the Rolling Three Month Charged-Off Ratio to exceed 5.5%.

(e) Schedule 1 of the Credit Agreement is hereby amended by deleting such schedule in its entirety and replacing it with Schedule 1 attached hereto.

2. Acknowledgement Regarding Outstanding Loans. The Borrower, the Lenders and the Administrative Agent hereby acknowledge and agree that as a result of the assignment executed in connection herewith from the date hereof until February 28, 2008, not all LIBOR Loans will be pro rata between the Lenders until the existing LIBOR contracts mature and are repaid or reborrowed.

3. No Other Amendments. Notwithstanding the agreement of the Lenders to the terms and provisions of this Amendment, the Borrower acknowledges and expressly agrees that this Amendment is limited to the extent expressly set forth herein and shall not constitute a modification of the Credit Agreement or any other Loan Documents or a course of dealing at variance with the terms of the Credit Agreement or any other Loan Documents (other than as expressly set forth above) so as to require further notice by the Agent or the Lenders, or any of them, of its or their intent to require strict adherence to the terms of the Credit Agreement and the other Loan Documents in the future. All of the terms, conditions, provisions and covenants of the Credit Agreement and the other Loan Documents shall remain unaltered and in full force and effect except as expressly modified by this Amendment. The Credit Agreement and each other Loan Document shall be deemed modified hereby solely to the extent necessary to effect the amendment contemplated hereby.

4. Representations and Warranties. The Borrower hereby represents and warrants in favor of the Agent and each Lender as follows:

(a) Borrower has the corporate power and authority (i) to enter into this Amendment and (ii) to do all other acts and things as are required or contemplated hereunder to be done, observed and performed by them.

(b) This Amendment has been duly and validly executed and delivered by the Borrower, and such Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity.

(c) The execution and delivery of this Amendment and the performance by the Borrower under the Credit Agreement and the other Loan Documents to which it is a party, as amended hereby, do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower or any of its Subsidiaries which has not already been obtained, nor is in contravention of or in conflict with the articles of incorporation or by-laws of the Borrower or any of its Subsidiaries, or any provision of any statute, judgment, order, or material indenture, instrument, agreement, or undertaking to the Borrower or any of its Subsidiaries is a party or by which any of their respective assets or properties is or may become bound.

(d) All of the representations and warranties of the Borrower made under the Credit Agreement (including, without limitation, all representations and warranties with respect to the Subsidiaries) and the other Loan Documents are true and correct in all material respects as of the date hereof, after giving effect hereto, as if made on the date hereof (except to the extent previously fulfilled in accordance with the terms hereof and to the extent relating specifically to a specific prior date).

(e) There does not exist, after giving effect to this Amendment, any Default under the Credit Agreement.

(f) The diligence information concerning the Borrower delivered to the Agent and the Lenders prior to the Third Amendment Effective Date is true, correct and complete in all material respects and does not omit any material facts known to Borrower necessary to make such information, taken as a whole, not misleading in light of the circumstances given.

5. Conditions Precedent; Effective Date. This Amendment shall be effective as of the First Amendment Effective Date hereof subject to satisfaction of each of the following conditions precedent:

(a) all of the representations and warranties of the Borrower under Section 4 hereof which are made as of the date hereof, being true and correct in all material respects;

(b) receipt by the Agent of a fully executed counterpart of an assignment agreement executed by the Lenders and the Borrower; and

(c) receipt by the Agent of counterparts hereof executed by the Requisite Lenders and the Borrower.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument.

7. Loan Documents. Each reference in the Credit Agreement or any other Loan Document to the term “Credit Agreement” shall hereafter mean and refer to the Credit Agreement as amended hereby and as the same may hereafter be amended.

8. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN NEW YORK.

9. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Capitalized terms used in this Amendment and not otherwise defined herein are used as defined in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused it to be executed under seal by their duly authorized officers, all as of the day and year first above written.

TICC CAPITAL CORP., as Borrower

By:	/s/ Saul B. Rosenthal
Name:	Saul B. Rosenthal
Title:	President

ROYAL BANK OF CANADA, as Agent

By:	/s/ Renuka Gnanaswaran
Name:	Renuka Gnanaswaran
Title:	Manager, Agency

ROYAL BANK OF CANADA, as Lender

By:	/s/ D. W. Scott Johnson
Name:	D. W. Scott Johnson
Title:	Authorized Signatory

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Greg Drabik
Name:	Greg Drabik
Title:	Vice President

SCHEDULE 1

Commitments

Lender	Commitment
Royal Bank of Canada	$75,000,000.00
Branch Banking and Trust Company	$75,000,000.00
Total Commitments	$150,000,000.00